UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
November 4, 2026
Date of Report
(Date of earliest event reported)

Arrowhead Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38042	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
177 E. Colorado Blvd, Suite 700, Pasadena, CA 91105
(Address of principal executive offices, including Zip Code)
(626) 304-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ARWR	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 2, 2026 (the “Closing Date”), Arrowhead Pharmaceuticals, Inc. (the “Company”) and its subsidiary, Arrowhead Madison Inc., as guarantor, refinanced its senior secured term loans under the Existing Financing Agreement (defined below) by entering into an Amended and Restated Financing Agreement (the “A&R Financing Agreement”) with the lenders party thereto (the “Lenders”) and Sixth Street Lending Partners, as administrative agent and collateral agent for the Lenders (“Sixth Street”). The A&R Financing Agreement amends and restates in its entirety the Financing Agreement, dated as of August 7, 2024, among the Company, the guarantor party thereto, the lenders party thereto and Sixth Street, as amended on November 26, 2024 and August 13, 2025 (the “Existing Financing Agreement”).
The A&R Financing Agreement provides for a senior secured term loan facility in an aggregate principal amount of $400.0 million (the “Credit Facility”), which was fully funded on the Closing Date. The Credit Facility matures on November 2, 2031 (the “Maturity Date”) and bears interest, at the Company’s election, at an annual rate equal to three-month Term SOFR (subject to a 1.00% floor) plus 5.50% or a base rate (subject to a 2.00% floor) plus 4.50%. Interest is payable quarterly in cash. On the Closing Date, the Company paid fees to the Lenders equal to 2.00% of the principal amount of the Credit Facility. By comparison, the term loans under the Existing Financing Agreement bore interest at a fixed annual rate of 15.0%, which was paid in kind and added to the outstanding principal balance each period, and were scheduled to mature on August 7, 2031.
On the Closing Date, the Company used cash on hand to repay in full the term loans outstanding under the Existing Financing Agreement, which had an outstanding principal balance of approximately $363.8 million (including accrued interest previously paid in kind), together with all other amounts owing under the Existing Financing Agreement and the related fee letter, for an aggregate payoff amount of approximately $404.4 million. The payoff amount was accepted by the lenders under the Existing Financing Agreement in full satisfaction of all obligations thereunder, including the multiple-of-invested-capital (“MOIC”) payment that would otherwise have been payable upon repayment, and represents a discount of approximately $68 million from the 2.0x MOIC payment that would have been owed to the lenders under the Existing Financing Agreement upon repayment in full on or prior to August 7, 2028.
The Company is permitted to use the net proceeds for working capital and general corporate purposes of the Company and its subsidiaries. The Credit Facility does not provide for scheduled amortization payments during the term, and all principal will be due on the Maturity Date.
The Company has the right to prepay loans under the Credit Facility at any time. Prepayments made on or before the eighteen-month anniversary of the Closing Date are subject to a make-whole premium, and prepayments made during the following twelve months are subject to a premium of 2.00% and prepayments made during the twelve months thereafter are subject to a prepayment premium of 1.00%, with no premium thereafter. The Company is required to prepay loans under the Credit Facility with the proceeds of certain insurance and condemnation events in excess of a threshold, subject to reinvestment rights, and with the net proceeds of any indebtedness not permitted under the A&R Financing Agreement. Unlike the Existing Financing Agreement, the A&R Financing Agreement does not require the Company to prepay the Credit Facility with any portion of net sales of plozasiran or other products, royalties, milestones or other proceeds of licensing or partnering transactions, or proceeds of pipeline asset monetizations.
All obligations under the A&R Financing Agreement are secured on a first-priority basis, subject to certain exceptions, by security interests in substantially all assets of the Company and Arrowhead Madison Inc., including intellectual property, and are guaranteed by Arrowhead Madison Inc. The security documents entered into in connection with the Existing Financing Agreement continue in effect and secure the obligations under the A&R Financing Agreement.
The A&R Financing Agreement contains customary covenants, including, without limitation, a financial covenant requiring the Company and Arrowhead Madison Inc. to maintain unrestricted cash and cash equivalents in deposit and securities accounts in the United States subject to the Lenders’ first-priority security interest of at least $125.0 million at all times (reduced from the minimum of $150.0 million required under the Existing Financing Agreement), and negative covenants that, subject to certain exceptions, restrict indebtedness (including a basket permitting additional convertible indebtedness of up to the greater of $1.1 billion and 10.0% of the Company’s market capitalization, subject to an overall cap of $2.5 billion inclusive of the Company’s outstanding $700.0 million of 0.00% Convertible Senior Notes due 2032, whereas under the Existing Financing Agreement the Company had no further capacity), liens, investments including acquisitions, fundamental changes, asset sales and licensing transactions (which, unlike the Existing Financing Agreement, expressly permits the Company, without the consent of the Lenders, to out-license plozasiran (REDEMPLO®) outside the United States and to sell any priority review voucher, and which provides the Company greater flexibility as to the structure of transactions involving its pipeline products), dividends and share repurchases, modifications to and terminations of material agreements, payment of subordinated indebtedness, transactions with affiliates and other matters customarily restricted in such agreements.
The A&R Financing Agreement also contains customary events of default after which loans under the Credit Facility may be due and payable immediately, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other indebtedness, judgments against the Company and its subsidiaries, change of control, and cessation of business.
In connection with the A&R Financing Agreement, the Company and Sixth Street entered into a Third Amended and Restated Fee Letter, which supersedes and replaces in its entirety the fee letter entered into in connection with the Existing Financing Agreement, including the MOIC and true-up payment provisions thereof.
The above description of the A&R Financing Agreement and Credit Facility is a summary only and is qualified in its entirety by reference to the A&R Financing Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2026.
On November 4, 2026, Arrowhead Pharmaceuticals, Inc. announced and commented on its fiscal 2026 financial results for the period ended September 30, 2026. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 4, 2026.

104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: November 4, 2026

ARROWHEAD PHARMACEUTICALS, INC.

By:	/s/ Daniel Apel
Daniel Apel
Chief Financial Officer